Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220997

STARWOOD REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 9 DATED AUGUST 21, 2020

TO THE PROSPECTUS DATED APRIL 15, 2020

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Starwood Real Estate Income Trust, Inc., dated April 15, 2020 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Starwood Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement No. 9 is to disclose our acquisition of a multifamily property.

Multifamily Property Acquisition

The disclosure appearing under the heading “Investment Portfolio—Investments in Real Estate” beginning on page 122 of our prospectus is supplemented with the following:

On August 21, 2020, we acquired a fee-simple interest in a multifamily property in Atlanta, GA (“The Baxter Decatur”) for $82.0 million, excluding closing costs. The Baxter Decatur is a newly constructed, best-in-class, Class A multifamily property with 290 units that is 89% occupied and 96% leased. The Baxter Decatur features high-end luxury interior finishes with top of the market amenity offerings, including being situated approximately 100 yards from North Decatur Square, an 89,000 square foot mixed-use development anchored by Whole Foods Market. The Atlanta metropolitan area was the fourth fastest growing area in the U.S. between 2010 and 2019, which was triple the pace of the national average. Additionally, net job creation in the metropolitan area was positive over the past 10 years, growing 2.3% in 2019, driven by a friendly tax and business environment. The property is located in the thriving Decatur submarket and benefits from being in close proximity to the major “Eds and Meds” employment centers including the Emory Decatur Hospital, Emory Healthcare, Emory University, and the Center for Disease Control, providing high-paying, recession-resistant employment.

SREIT-SUP9-0820